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                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 53 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated December 11, 1997, relating to the financial statements and financial highlights appearing in the October 31, 1997 Annual Reports to shareholders of the thirty-four portfolios comprising UAM Funds, Inc., which are also incorporated by reference into the Registration Statement.

We also consent to the references to us under the headings "Financial Statements" and "Independent Accountants" in such Statements of Additional Information and to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Reports" in such Prospectuses.





/s/ PricewaterhouseCoopers LLP
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Boston, Massachusetts
November 23, 1998